EXHIBIT 99

FOR IMMEDIATE RELEASE                     Contacts:    Mr. Charles R. Ofner
                                                       (281) 496-5000

            Reading & Bates Awarded Contract by Agip Petroleum

February 18, 1997, Houston, Texas....Reading & Bates announced today that its subsidiary, Reading & Bates Drilling Co., has been awarded a drilling contract by Agip Petroleum Co., Inc. for a four well contract (estimated to last 280 days) utilizing the 300 foot cantilever jackup, the George H. Galloway. The total contract value for this period is estimated at approximately $16.1 million, with commencement to begin in May 1997, immediately after the unit completes its current obligation with another operator.

Under the provisions of the contract, Agip will have the ability, within 45 days of signing the contract, to reduce the commitment to 3 firm wells rather than 4, with a proportionate reduction in contract value.

Paul B. Loyd, Jr., the Company's Chairman and Chief Executive Officer said, "Agip has always been one of Reading & Bates most valued customers, and we are pleased to extend our world wide relationship with AGIP with this latest contract with the George
H. Galloway in the Gulf of Mexico. This contract also reemphasizes the importance to Reading & Bates of our fleet of nine high specification cantilever jackups, a segment that continues to show strength in the offshore drilling market."

Reading & Bates Corporation is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co. provides, through its TOPS joint venture, a full range of field development contracting alternatives to oil and gas companies, including such services as well construction, deepwater drilling units, production facilities and reservoir risk sharing.

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